Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson/Marian Briggs
COO & CFO	(612) 455-1745/ (612) 455-1742
(952) 487-9500	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

AT CONFIRMA:

Mary Gatewood

Director of Marketing

(425) 576-3241

www.confirma.com

FOR IMMEDIATE RELEASE

VITAL IMAGES SIGNS AGREEMENT TO DISTRIBUTE

CONFIRMA’S CADSTREAM™ SYSTEM

CADstream Technology Advances Women’s Imaging

MINNEAPOLIS — May 19, 2005 —Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, has signed an agreement with Confirma, Inc., a market leader in computer-aided detection (CAD) for magnetic resonance imaging (MRI), to distribute CADstream™ in conjunction with Vitrea® 2, Vital Images’ flagship software, beginning this summer. CADstream leads the market in breast MRI CAD with more than 200 CADstream systems installed throughout the United States and Europe. Confirma began selling CADstream in 2003.

“We’re very pleased to partner with Confirma, a leading player in CAD and breast imaging,” said Jay D. Miller, Vital Images president and chief executive officer. “Confirma’s technology offers significant advancements in assessing breast disease and a sizeable market opportunity. Offering CADstream is a perfect fit with our strategy of expanding CAD options within Vitrea.”

“As the breast MRI market continues its explosive growth, distribution partnerships with market-leading companies such as Vital Images enable us to expand our reach,” said Wayne Wager, Confirma president and chief executive officer.  “The distribution of CADstream through Vital Images is an excellent way to meet the growing demand for CAD in breast MRI.  Vital Images and Confirma have a common goal, which is to meet the imaging needs of our customers.  I believe this partnership achieves that goal.”

Breast MRI Gains Acceptance as Important Diagnostic Tool

Clinical indications for breast MRI exams continue to expand as physicians increasingly recognize the value of this highly useful study. Since 1999, there has been a 40 percent per year increase in the

Vital Images, Inc.

May 19, 2005

number of breast MRI examinations in the United States.1 Breast MRI is primarily used for determining extent of disease (staging), monitoring response to therapy in breast cancer patients and screening high risk patients. Clinical research has reported that MRI demonstrates high sensitivity for detecting invasive breast cancer.1

In May 2003, the American Cancer Society released updated guidelines for breast cancer screening indicating that breast MRI, when used with mammography, may enhance the effectiveness of screening and diagnosis. Additionally, in July 2004, the New England Journal of Medicine published strong evidence to suggest that breast MRI studies can be effective in finding tumors in women at high risk for breast cancer. Approximately 8.5 million women are at high risk for breast cancer in the United States.

Breast MRI studies produce a significant amount of data, and are time consuming and complicated to interpret. CAD technology is designed to aid physicians in the analysis and reporting of breast MRI studies.

CADstream — Improving Interpretation of Breast MRI

CADstream enhances the efficiency and workflow of breast MRI studies by automating data analysis, improving image management and correcting for patient movement, which assists radiologists in the interpretation, standardization and reporting of these data-intensive studies. CADstream’s core automated features include adaptive image registration (2D/3D), multiplanar reformatting, subtractions, angiogenesis maps, curves, maximum intensity projections (MIPs), volume summaries and SureLoc™ for interventional planning. CADstream also contains advanced features that include a streamlined portfolio for more comprehensive treatment planning — incorporating the BI-RADS® Atlas for lesion classification — and a multimodality ready configuration, offering users the ability to access, import and display mammography and ultrasound studies.

Vitrea 2

Vitrea® 2 software is Vital Images’ advanced visualization solution that creates 2D, 3D and 4D images of human anatomy from CT (computed tomography), MR (magnetic resonance) and PET (positron emission tomography) image data.  In addition, Vitrea 2 software utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques.  With this productivity-enhancing tool, physicians can easily navigate within these images to better understand and diagnose disease conditions.  The Vitrea product addresses specialists’ needs through various software options for cardiac, colon, vessel probe and other applications.  Other capabilities and partnerships with PACS (picture archiving and communications systems) providers expand physicians’ access to Vitrea software throughout an enterprise.

About Confirma, Inc.

Confirma, Inc. develops and markets computer-aided-detection (CAD) systems and accessories for medical imaging. The company’s core product, CADstream™, is the standard in CAD for magnetic resonance imaging (MRI). CADstream automates the processing of MRI studies, providing higher quality imaging studies, lower costs for radiology practices and improved communication tools for physicians and patients. In its initial application, CADstream is being used to assist in the analysis, interventional planning and reporting of breast MRI. Confirma has partnered with over 200 imaging

1 MRI Census Market Summary Report, June 2002. IMV Medical Information Division, Des Plaines, IL.

1 Tillman, Gayle F. Effect of Breast Magnetic Resonance Imaging on the Clinical Management of Women with Early-Stage Breast Carcinoma. J Clin Onc. 2002; 16:3413-3423.

centers since 2003, helping develop more standardized, high performance breast MRI programs that deliver premium patient care. For more information, visit www.confirma.com or call 877/811-2356.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization software solutions for use in disease-screening applications, clinical diagnosis and therapy planning.  The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine.  Press releases, examples of medical images and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2003 and its most recent Form 10-Q for the quarter ended September 30, 2004.

Vitrea® is a registered trademark of Vital Images, Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

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